Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

November 9, 2011

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Re:	Beam Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Beam Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,000,000 shares of common stock, par value $3.125 per share (the “Registered Shares”), of the Company, to be issued under the Beam Inc. Employee Stock Purchase Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of corporate records and proceedings of the Company, including actions taken by the Company’s Board of Directors in connection with the authorization and issuance of the Registered Shares and related matters, and such other certificates, agreements, documents, statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

In such examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of all certified, photostatic, reproduced or conformed copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, subject to approval of the Plan by the stockholders of the Company at the Company’s 2012 Annual Meeting of Stockholders, each Registered Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Beam Inc.

November 9, 2011

Registration Statement shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) either a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any such Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP